Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF DESIGNATIONS

OF

20% JUNIOR REDEEMABLE CONVERTIBLE PREFERRED STOCK

OF

TRANSMERIDIAN EXPLORATION INCORPORATED

Transmeridian Exploration Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby files this Certificate of Amendment to the Certificate of Designations of 20% Junior Redeemable Convertible Preferred Stock of the Corporation (such original filing, the “Certificate of Designations”) and certifies as follows:

1. The name of the Company is Transmeridian Exploration Incorporated. The Certificate of Designations was dated as of, and filed with the Secretary of State of the State of Delaware on, June 18, 2007.

2. This Certificate of Amendment to the Certificate of Designations was adopted by resolution of the Board of Directors of the Company in accordance with Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”) and authorized by the affirmative written consent of the holders of 66-2/3% of the then-outstanding shares of the 20% Junior Redeemable Convertible Preferred Stock pursuant to Section 5(a)(viii) of the Certificate of Designations.

3. The Certificate of Designations is hereby amended by replacing Section (1) thereof in its entirety with the following:

“(1) Designation and Amount. There shall be created from the 5,000,000 shares of preferred stock, par value $0.0006 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “20% Junior Redeemable Convertible Preferred Stock,” par value $0.0006 per share (the “REDEEMABLE CONVERTIBLE PREFERRED STOCK”), and the number of shares of such series shall be 2,755,319. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Redeemable Convertible Preferred Stock to a number less than that of the shares of Redeemable Convertible Preferred Stock then outstanding plus (i) the number of shares potentially issuable as dividend payments on the Redeemable Convertible Preferred Stock pursuant to Section 3 of this Certificate of Designations and (ii) the number of shares potentially issuable in exchange for shares of the Senior Redeemable Preferred Stock pursuant to the Investment Rollover Right.”

4. In accordance with the provisions of Section 103(d) of the DGCL, this Certificate of Amendment to the Certificate of Designations shall become effective upon its filing.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer on this 27th day of June, 2007.

TRANSMERIDIAN EXPLORATION INCORPORATED

By:	/s/ Nicolas J. Evanoff
Name:	Nicolas J. Evanoff
Title:	Vice President, General Counsel and Secretary